Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2017, relating to the consolidated financial statements and financial statement schedule of Metaldyne Performance Group Inc. and subsidiaries, and the effectiveness of Metaldyne Performance Group Inc. and subsidiaries internal control over financial reporting, appearing in the Current Report on Form 8-K/A of American Axle & Manufacturing Holdings, Inc. filed on March 6, 2017.

/s/ Deloitte & Touche LLP
Detroit, Michigan
September 1, 2017